UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2021

Ondas Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation	(Commission File Number	(IRS Employer Identification No.)

61 Old South Road, #495, Nantucket, MA 02554

(Address of principal executive offices) (Zip Code)

(888) 350-9994

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President, Chief Financial Officer, Treasurer and Secretary

On December 9, 2021, the Board of Directors of Ondas Holdings Inc. (the “Company”) appointed Derek Reisfield, a director of the Company, President, Chief Financial Officer (principal financial and accounting officer), Treasurer and Secretary of the Company, effective December 9, 2021. Mr. Reisfield assumed these roles from Ondas Networks Inc.’s Co-Founder Stewart Kantor. Mr. Reisfield will continue to serve as a director of the Company.

On December 7, 2021, Mr. Kantor resigned as President, Chief Financial Officer, Treasurer, Secretary and a director of the Company, effective December 7, 2021. Mr. Kantor will continue to serve as President of the Company’s subsidiary, Ondas Networks Inc. In connection with Mr. Kantor’s resignation as a director, on December 9, 2021, the Board of Directors of the Company decreased the size of the Board of Directors from eight to seven members.

Biographical information for Mr. Reisfield is set forth in Part III, Item 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on March 8, 2021, and incorporated herein by reference. There are no related party transactions between the Company and Mr. Reisfield which would require disclosure under Item 404 of Regulation S-K.

A copy of the press release announcing Mr. Reisfield’s appointment as President, Chief Financial Officer, Treasurer and Secretary of the Company is attached as Exhibit 99.1 to this report, and incorporated herein by reference.

Employment Agreement with President, Chief Financial Officer, Treasurer and Secretary

On December 10, 2021, the Company entered into an employment agreement with Mr. Reisfield to serve as President, Chief Financial Officer, Treasurer and Secretary of the Company, effective December 9, 2021 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Reisfield will be paid an annual salary of $200,000 and will be eligible to participate in the benefits plan established for Company employees.

Pursuant to the Employment Agreement, Mr. Reisfield will be an at will employee of the Company. If (i) Mr. Reisfield is terminated by the Company without Cause (as defined in the Employment Agreement), (ii) Mr. Reisfield terminates his employment due to Constructive Termination (as defined in the Employment Agreement), or (iii) Mr. Reisfield’s employment terminates as a result of his disability, the Company will provide Mr. Reisfield the following compensation: (a) benefits accrued and vested through the date of termination pursuant to the Company’s plan benefits and (b) continued base salary and plan benefits on a monthly basis for a period of six (6) months following the date of termination. The payment of the severance payments described above are conditioned on Mr. Reisfield’s continued compliance with the terms of the Employment Agreement and Mr. Reisfield executing, delivering to the Company and not revoking a general release and non-disparagement agreement. The Employment Agreement contains standard non-compete and non-solicitation provisions.

The foregoing summary of the terms of the Employment Agreement with Mr. Reisfield does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this report, and incorporated herein by reference.

Committees of the Board of Directors

In connection with Mr. Reisfield’s appointment as an executive officer of the Company, the Board of Directors reconstituted the composition of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of the Company (the “Committees”). The current composition of the Committees are as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard M. Cohen (Chair)	Randall P. Seidl (Chair)	Richard M. Cohen (Chair)
Richard H. Silverman	Richard M. Cohen	Randall P. Seidl
Jaspreet Sood	Richard H. Silverman	Richard H. Silverman

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1+	Employment Agreement, dated December 10, 2021, between Ondas Holdings Inc. and Derek Reisfield.
99.1	Press release, dated December 13, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2021	ONDAS HOLDINGS INC.

	By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

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